Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 28, 2024 with respect to the consolidated financial statements of Quantum Corporation included in the Annual Report on Form 10-K for the year ended March 31, 2024, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

Bellevue, Washington
September 13, 2024